EXHIBIT 99.1

American National Announces Fourth Quarter Results

GALVESTON, Texas, Feb. 27, 2017 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced stronger after-tax operating income for the fourth quarter 2016 of $46.3 million or $1.72 per diluted share, an increase over the same period 2015 operating income of $45.8 million or $1.69 per diluted share.  Operating income for the quarter benefited from strong annuity and property/casualty earnings.

Net income for the quarter was $59.8 million or $2.22 per diluted share compared with fourth quarter 2015 net income of $62.9 million or $2.33 per diluted share.  Net income includes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income (loss) from non-controlling interests. The quarter’s net income was impacted by an increase in the tax provision of $20.6 million as well as a $3.6 million decrease in realized investment earnings compared to the same period in 2015.

Net income for 2016 was $181.0 million or $6.71 per diluted share compared to net income of $243.0 million or $9.02 per diluted share for 2015. Realized investment earnings for 2016 were $54.3 million or $2.01 per diluted share, $35.2 million lower compared to $89.6 million or $3.32 per diluted share in 2015.  Book value per diluted share increased to $172.51 at December 31, 2016 from $165.20 at December 31, 2015.  Revenue in the life insurance, annuity and property and casualty segments increased in 2016 compared to 2015.

After-tax operating income for 2016 of $126.7 million or $4.70 per diluted share decreased $26.7 million from $153.4 million or $5.70 per diluted share for 2015. Earnings in 2016 included a $22.3 million increase in net catastrophe losses in the property & casualty segment over the prior year.

2016 Highlights:

  Total premiums and other revenues, at $3.23 billion, increased $210.5 million
  Total life insurance in force increased 6.0% to reach $95.6 billion
  Stockholders’ equity increased from $4.5 billion to $4.7 billion
  Book value per diluted share at year-end was $172.51, an increase of $7.31

American National Insurance Company
COMPARATIVE HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended		Years Ended
	December 31,		December 31,

	2016	2015	2016	2015

Revenues	$839,391,000	$843,523,000	$3,227,951,000	$3,017,455,000
After-tax earnings:
Operating income **	$46,257,000	$45,797,000	$126,676,000	$153,423,000
Realized investment earnings **	13,516,000	17,143,000	54,327,000	89,565,000
Net income	$59,773,000	$62,940,000	$181,003,000	$242,988,000

Per share earnings:
Operating income – Diluted **	$1.72	$1.69	$4.70	$5.70
Realized investment earnings
– Diluted **	0.50	0.64	2.01	3.32
Net income – Diluted	$2.22	$2.33	$6.71	$9.02

Weighted average number of shares
upon which computations are based:
Diluted	26,968,521	26,963,519	26,967,072	26,950,066
Basic	26,908,029	26,909,460	26,908,570	26,876,522

		As of
		December 31, 2016	December 31, 2015

Book value per diluted share		$172.51	$165.20

* Results are preliminary and unaudited. American National expects to timely file its Form 10-K by March 1.
** Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income (loss) from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $24.5 billion in assets, $19.8 billion in liabilities and $4.7 billion in stockholders’ equity.  American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: John J. Dunn, Jr. (409) 766-6063